EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the previously filed Registration Statements on Form S-8 (File no. 333-17415, 333-17387, 33-48130, 33-48132, 33-48134, 33-59202, 33-70626 and 33-86836) of PolyMedica Industries,
Inc. of our report dated May 9, 1997, except as to the information presented in Note R for which the date is June 23, 1997 on our audits of the consolidated financial statements of PolyMedica Industries, Inc. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, which report is included in the Company's 1997 Annual Report on Form 10K.



                                             /s/ Coopers & Lybrand L.L.P.
                                             Coopers & Lybrand L.L.P.


Boston, Massachusetts
June 26, 1997